Exhibit 99.1


                 GENERAL MOTORS TO COMPLETE ITS SEPARATION OF

               DELPHI AUTOMOTIVE SYSTEMS IN A TAX-FREE SPIN-OFF



     DETROIT and TROY, Mich. -- General Motors Corporation (NYSE: GM) and Delphi Automotive Systems Corporation (NYSE: DPH) jointly announced today that the GM Board of Directors has approved the complete separation of Delphi from GM by means of a tax-free spin-off. As a result of the board's action, 80.1 percent of the ownership of Delphi, 452.6 million shares of Delphi common stock now owned by GM, will be distributed to owners of GM $1-2/3 par value common stock.


     In addition, the GM Board has indicated that it intends to maintain the current $0.50 quarterly dividend on GM $1-2/3 common stock subsequent to the separation of Delphi from GM. "By maintaining our current dividend -- even though Delphi's earnings will no longer contribute to GM's earnings -- GM will effectively be increasing the dividend yield and payout ratio to GM shareholders," said GM Chairman and Chief Executive Officer John F. Smith, Jr. "This reflects the confidence that GM's board and management have in the series of strategic initiatives that GM has undertaken, and our future earnings capacity."

     The spin-off will result in Delphi becoming a fully independent company on May 28, 1999. One hundred million shares of Delphi common stock were sold by Delphi in an initial public offering completed in February 1999.

     "Delphi's complete separation from GM through the spin-off provides Delphi the opportunity to achieve the full benefits of an independent company," said J.T. Battenberg III, chairman, chief executive officer and president of Delphi.

     "We believe that we will have greater opportunities as a fully independent company to leverage our technical expertise in a broad range of product lines, our strong systems integration skills, our expansive global presence and our significant scale advantages," Battenberg said.

     GM  and  Delphi   will  have  a   significant   ongoing   customer-supplier
relationship following the spin-off. Prior to Delphi's initial public offering in February 1999, the two companies entered into an agreement that is intended to provide Delphi with a substantial base of business with GM well into the next decade.

     "While General Motors will continue to be an important and, we hope, growing customer following the spin-off, Delphi's full independence will substantially help us expand our revenue base through sales to major automotive vehicle manufacturers other than GM," Battenberg said.

     GM Chairman and Chief Executive Officer, John F. Smith, Jr. said, "We believe that both companies will become stronger and more competitive in our respective businesses through focused growth, thus allowing us to better meet the needs of our customers, shareholders and employees.


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     "We have  assured the  leadership  of the United Auto  Workers  (UAW),  the
International Union of Electrical Workers (IUE), and our other unions that we are prepared to promptly enter into agreements to protect the interests of Delphi employees affected by the spin-off," Smith said.

     "Pension plans will be fully funded, and health-care, and other benefits of Delphi's current employees will be continued," Battenberg said. "We intend to maintain a high-level dialogue with the leadership of the UAW, the IUE and our other unions, and hope to forge long-lasting and constructive relationships."

     Today's decision by the board was required to implement the full separation of Delphi from GM, and fulfills the objectives announced Aug. 3, 1998, when GM and Delphi jointly outlined plans for Delphi's independence.

     Related to these actions, and if GM receives a favorable supplemental ruling from the Internal Revenue Service (IRS) prior to May 14, 1999, GM will contribute 12.4 million Delphi shares, or 2.2 percent of the ownership of Delphi, to a Voluntary Employee Beneficiary Association (VEBA) trust which can be used to fund benefits for hourly retirees. If such a ruling is not received, the additional 2.2 percent of Delphi shares held by GM will also be distributed to GM stockholders, in which case the same record date and payment date will be used.

     GM had previously said that the separation of Delphi would be completed by means of a split-off, a spin-off or some combination of both transactions. "After carefully reviewing these possible transaction structures, we have determined that a spin-off is the most appropriate action," Smith said.

     To effect the spin-off, the GM board has declared a dividend on GM $1-2/3 common stock consisting of 452.6 million shares of Delphi common stock owned by GM. This dividend will be paid as of the opening of business on May 28, 1999 (9:00 a.m. EDT), to holders of record of GM $1-2/3 stock as of the close of business on May 25, 1999. Delphi shares are issued under the direct registration system, where stockholders receive account statements rather than stock certificates, although an individual stockholder has the right to request and obtain physical certificates. The New York Stock Exchange has advised GM that the ex-dividend date for GM $1 2/3 common stock also will be May 28. Based on the number of shares of GM $1-2/3 stock currently outstanding, this dividend would be approximately 0.7 of a share of Delphi stock for each share of GM $1-2/3 stock.

     Earlier this year, GM received a ruling from the Internal Revenue Service to the effect that the distribution by GM of its shares of Delphi stock will be tax-free to General Motors and to GM $1-2/3 stockholders for U.S. federal-income-tax purposes. Notwithstanding the "tax-free" ruling from the IRS, the receipt of cash in lieu of fractional shares, which for each stockholder will be no more than a fraction of the price of one share of Delphi stock, will be taxable for U.S. federal-income-tax purposes.

     Based on the current market price of Delphi stock, the indicated value of the dividend would be approximately $7.8 billion in the aggregate, or approximately $12 per share of GM $1-2/3 stock. GM $1-2/3 stockholders will receive cash instead of any fractional shares of Delphi stock that would otherwise be allocated to them in the stock dividend.


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     Subject to its  financial  results  and  action by its board of  directors,
Delphi has announced that it currently intends to pay quarterly dividends at an initial rate of $0.07 per share, commencing with the first declaration in June 1999 for payment in July 1999.

     The GM board's approval today of the Delphi spin-off completes a series of actions designed to allow Delphi to pursue more strategic growth and competitive initiatives on a stand-alone basis.

     In 1991, GM established Delphi (then called Automotive Components Group Worldwide) as a separate business sector within GM, with the objective of improving its competitiveness and increasing its business through penetration of new markets. In 1995, GM renamed the business sector "Delphi Automotive Systems" in order to establish its separate identity in the automotive parts industry. GM began publicly disclosing separate financial data for Delphi in March of 1997. In late 1997, in connection with GM's spin-off of its defense electronics business, GM transferred Delco Electronics to Delphi in order to integrate more closely Delco's expertise in electronics with Delphi's capabilities in automotive components and systems.

     In late 1998, Delphi was incorporated in Delaware and, effective Jan. 1, 1999, GM contributed to Delphi the assets and liabilities Delphi now carries on its automotive components and systems business.

     Delphi, based in Troy, Mich., is the world's largest and most diversified supplier of automotive components, systems and modules. In 1998, Delphi reported annual revenues of approximately $28.5 billion and a net loss of approximately $93 million. Delphi's net income totaled $820 million, when adjusted to exclude the unfavorable impact of special items and work stoppages.

     Delphi became a leader in the global automotive parts industry by capitalizing on the extensive experience it has gained as the principal supplier of automotive parts to GM. Delphi has an expansive global presence, with a network of 168 wholly owned and leased manufacturing sites, 27 technical centers, 51 customer service centers and sales activity offices, and 40 joint ventures or other strategic alliances in 36 countries. Delphi employs approximately 198,000 people globally and has regional headquarters located in Paris, Tokyo, and Sao Paulo.

     General Motors, based in Detroit, is the world's largest manufacturer of automotive vehicles and sells its products in 160 countries worldwide. GM also has telecommunications, financing and insurance operations and, to a lesser extent, engages in other industries. GM participates in the telecommunications industry through its Hughes Electronics subsidiary, which designs, manufactures and markets advanced technology electronic systems, products and services for the telecommunications and space industry.

     GM's other industrial operations include the design, manufacture and marketing of locomotives and heavy-duty transmissions. GM's financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, full service leasing, mortgage services and vehicle and homeowner's insurance.





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     Immediately  prior to the spin-off,  GM will employ  approximately  590,000 people globally, including those employed at Delphi. In 1998, GM reported revenues of approximately $161 billion and net income of approximately $3.0 billion. GM would have had 1998 revenues of approximately $155 billion if Delphi had been a fully independent company throughout that year.

     In this news release, use of the words expects, intends, believes, plans and similar words are associated with forward-looking statements that are inherently subject to numerous risks and uncertainties. Accordingly, there can be no assurance that the results described in such forward-looking statements will be realized. The principal risk factors that may cause actual results to differ materially from those expressed in forward-looking statements contained in this news release are described in various documents filed by GM and Delphi with the U.S. Securities and Exchange Commission, including GM's Annual Report on Form 10-K for the year ended Dec. 31, 1998, (at page II-22); Delphi's Annual Report on Form 10-K for the year ended Dec.
31, 1998, (at page 54).

     Stockholders who have questions about technical issues related to the distribution can call the Information Agent, Morrow & Co., at (800) 566-9058.


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